Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Fourth Quarter Drilling Results
Tulsa, Oklahoma, January 4, 2006. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it drilled 1 gross (.21 net) well during the fourth quarter of 2005. The well was drilled within ANEC’s Bayou Couba project in St. Charles Parish, Louisiana. The DSCI-15 (21.25% W.I.), was completed at vertical depths ranging from 7,600 to 7,646 feet. Gross oil production from the DSCI-15 is currently at a rate of 145 Boe/d. The well is currently producing at a flowing tubing pressure of 520 psi on an 11/64” choke.
ANEC additionally concluded production testing on the DSCI-51 (21.125% W.I.), which was drilled during the third quarter of 2005. The well was completed at vertical depths ranging from 5,905 to 5,911 feet and is currently producing 85 Boe/d on a 7/64” choke with a flowing tubing pressure of 1,050 psi.
The DSCI-92 well completed by ANEC in the third quarter of 2005 continues to produce an average of 130 Boe/d.
ANEC currently has 19 gross (10.50 net) wells currently producing approximately 150 barrels of oil per day equivalents to its interest. ANEC has a drilling permit for one additional well currently in place and is awaiting a drilling rig currently expected to be available during the latter part of the first quarter. ANEC is also in the process of applying for drilling permits on additional locations within its Bayou Couba project in St. Charles Parish, Louisiana.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward looking statements also include management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.